Exhibit 99.1

Steel Connect, Inc. Amends Tax Benefits Preservation Plan

NEW YORK, NY — (BUSINESS WIRE) January 8, 2024 — Steel Connect, Inc. (the “Company”) (Nasdaq: STCN), today announced that its Board of Directors (the “Board”) further amended its tax benefits preservation plan, dated as of January 19, 2018, as amended on January 8, 2021 (the “Plan”), to extend the term of the Plan from January 8, 2024 to January 8, 2027 (subject to earlier expiration, as described below).

The Company has significant net operating loss carryforwards for federal and state tax purposes and believes that its ability to utilize these net operating loss carryforwards and other tax attributes (collectively, “Tax Benefits”) would be substantially limited if the Company undergoes an “ownership change” (within the meaning of Section 382 of the Internal Revenue Code). The Plan is intended to prevent an “ownership change” of the Company that would impair the Company’s ability to utilize its Tax Benefits.

Pursuant to the Plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99 percent stockholder, the rights issued under the Plan (the “Rights”) would generally become exercisable and entitle stockholders (other than the 4.99-percent stockholder or group) to purchase additional shares of the Company’s common stock at a significant discount, resulting in substantial dilution in the economic interest and voting power of the 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after a non-exempt stockholder (or group) becomes a 4.99 percent stockholder, each holder of a Right (other than the 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company’s common stock at a discount.

The Rights are not exercisable until the Distribution Date (as defined in the Plan) and, pursuant to the amendment, will expire at the earliest of (i) 11:59 p.m., New York City time, on the date that the votes of the stockholders of the Company, with respect to the Company’s next annual meeting of stockholders are certified (which the annual meeting shall be held no later than 11:59 P.M., New York City time, on January 8, 2025), unless the continuation of the Plan is approved by the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy and actually voted at such meeting of stockholders (or any adjournment or postponement thereof) duly held in accordance with the Company’s Fourth Amended and Restated Bylaws and applicable law (in which case clause (ii) will govern); (ii) 11:59 p.m., New York City time, on January 8, 2027; (iii) the time at which the Rights are redeemed or exchanged as provided in the Plan, and (iv) the time at which the Board determines that the Plan is no longer necessary or desirable for the preservation of Tax Benefits.

The Company has not materially amended the Plan other than with respect to the expiration date. Additional details regarding the Plan were described in a current report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 8, 2024.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company with a wholly owned subsidiary, ModusLink Corporation, which serves the supply chain management markets.

Contacts

Jennifer Golembeske

212-520-2300